Exhibit 99.1

News	KeyCorp 127 Public Square Cleveland, OH 44114

CONTACTS:	ANALYSTS	MEDIA
	Vernon Patterson 216.689.0520 Vernon_Patterson@keybank.com	William C. Murschel 216.828.7416 William_C_Murschel@keybank.com

Christopher F. Sikora 216.689.3133 Chris_sikora@keybank.com

INVESTOR		KEY MEDIA
RELATIONS:	www.key.com/ir	NEWSROOM: www.key.com/newsroom
FOR IMMEDIATE RELEASE
GILLIS, CARRABBA JOIN KEYCORP BOARD OF DIRECTORS
New directors bring expertise from industry-leading energy and natural resources companies
CLEVELAND, Sept. 21, 2009 — KeyCorp (NYSE: KEY) announced today that Ruth Ann M. Gillis and Joseph A. Carrabba have been elected to KeyCorp’s Board of Directors, effective Nov. 18, 2009.
     Gillis is Executive Vice President and Chief Diversity Officer of Exelon Corporation (NYSE: EXC) which distributes electricity to customers in northern Illinois (including Chicago) and southeastern Pennsylvania (including Philadelphia) through subsidiaries Commonwealth Edison and PECO Energy; the company also owns one of the nation’s largest nuclear generating fleets.
     Carrabba is Chairman, President and Chief Executive Officer of Cliffs Natural Resources, Inc. (NYSE: CLF) (Paris: CLF), an international mining and natural resources company. Cliffs is the largest producer of iron ore pellets in North America, a major supplier of iron ore out of Australia, and a significant producer of metallurgical coal.
     “We are delighted to have Ruth Ann and Joe join the Key board,” said Henry L. Meyer III, KeyCorp chairman and chief executive officer. “Their insights and experience in critical industries, and skills in leading major companies through change will be invaluable.”
     The elections increase the size of KeyCorp’s Board of Directors to 14 members.
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ADD ONE — GILLIS, CARRABBA JOIN KEYCORP BOARD OF DIRECTORS
     Gillis currently serves as President of Exelon Business Services Company, which includes Exelon’s Human Resources, Supply, Legal, Finance, Government Affairs and Communications groups, among others. Prior to that, she was Chief Financial Officer and held other leadership positions at Exelon and predecessor company Unicom Corporation, which she joined in 1997 as Vice President and Treasurer. Gillis began her career in banking and corporate finance, spending nearly 18 years at First Chicago Corporation (now JPMorgan Chase). Gillis holds a bachelor’s degree in economics from Smith College, and an MBA from the University of Chicago Graduate School of Business with a concentration in finance. She has been an active member of the University of Chicago Cancer Research Foundation Women’s Board, and is the president of the foundation’s Board of Trustees. Gillis also serves on the boards of Chicago’s Goodman Theatre and the Lyric Opera of Chicago, and is a director for the Potlatch Corporation.
     Carrabba joined Cliffs in 2005 as President and Chief Operating Officer. Prior to joining Cliffs, Mr. Carrabba was President and Chief Operating Officer of Diavik Diamond Mines, a wholly owned subsidiary of Rio Tinto plc, one of the world’s leading mining and exploration companies, where he served for 22 years in a variety of leadership capacities at locations around the world including the United States, Asia, Australia, Canada and Europe. An Ohio native, Carrabba holds a bachelor’s degree in geology from Capital University and an MBA from Frostburg State University in Maryland. He serves on the boards of Newmont Mining Corporation and Cleveland’s University Hospitals.
     Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of approximately $98 billion. BusinessWeek Magazine named Key the top bank in its Customer Service Champ 2009 edition, ranking Key 11th out of the top-25 companies that include many known for their customer service acumen. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. For more information, visit https://www.key.com/.
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